January 6, 2005





To the Audit Committee
Combined Penny Stock Fund, Inc.


We have audited the financial statements of Combined Penny Stock Fund, Inc. for the year ended September 30, 2004 and September 30, 2003, and have issued our reports thereon dated January 5, 2005 and January 6, 2005, respectively. Professional standards require that we provide you with the following information related to our audit.

OUR RESPONSIBILITY UNDER GENERALLY ACCEPTED AUDITING STANDARDS

As stated in our engagement letter, our responsibility, as described by professional standards, is to plan and perform our audit to obtain reasonable, but not absolute, assurance that the financial statements are free of material misstatement and are fairly presented in accordance with generally accepted accounting principles. Because of the concept of reasonable assurance and because we did not perform a detailed examination of all transactions, there is a risk that material errors, irregularities, or illegal acts, including fraud and defalcations, may exist and not be detected by us.

As part of our audit, we considered the internal control structure of Combined Penny Stock Fund, Inc.. Such considerations were solely for the purpose of determining our audit procedures and not provide any assurance concerning such internal control structure.

SIGNIFICANT ACCOUNTING POLICIES

Management  has  the   responsibility  for  selection  and  use  of  appropriate
accounting policies. In accordance with the terms of the engagement letter, we will advise management about the appropriateness of accounting policies and their application. The significant accounting policies used by Combined Penny Stock Fund, Inc. are described in Note 1 to the financial statements. No new accounting policies were adopted and the application of existing policies was not changed during the years ended September 30, 2004 and September 30, 2003. We noted no transactions entered into by the Company during the years that were both significant and unusual, and of which, under professional standards, we are required to inform you, or transactions for which there is a lack of authoritative guidance or consensus.



To the Audit Committee
Combined Penny Stock Fund, Inc.
January 06, 2005
Page Two


ACCOUNTING ESTIMATES

Accounting estimates are an integral part of the financial statements prepared by management and are based on management's knowledge and experience about past and current events and assumptions about future events. Certain accounting estimates are particularly sensitive because of their significance to the financial statements and because of the possibility that future events affecting them may differ significantly from those expected. The most significant estimate affecting the financial statements was related to valuation of investments. Actual results could differ from these amounts.

SIGNIFICANT AUDIT ADJUSTMENTS

For purposes of this letter, professional standards define a significant audit adjustment as a proposed correction of the financial statements that, in our judgment, may not have been detected except through our auditing procedures.

Adjustments may include proposed amounts by us not recorded by the Company that could potentially cause future financial statements to be materially misstated, event though we have concluded that such adjustments are not material to the current financial statements. We proposed no audit adjustments that could, in our judgement, either individually or in the aggregate, have a significant effect on the Company's financial reporting process.

DISAGREEMENTS WITH MANAGEMENT

For purposes of this letter, professional standards define a disagreement with management as a matter, whether or not resolved to our satisfaction, concerning a financial accounting, reporting, or auditing matter that could be significant to the financial statements or the auditor's report. We are pleased to report that no such disagreements arose during the course of our audit.

CONSULTATIONS WITH OTHER INDEPENDENT ACCOUNTANTS

In some cases, management may decide to consult with other accountants about auditing and accounting matters, similar to obtaining a "second opinion" on certain situations. If a consultation involves application of an accounting principal to the Company's financial statements or a determination of the type of auditor's opinion that may be expressed on those statements, our professional standards require the consulting accountant to check with us to determine that the consultants has all the relevant facts. To our knowledge, there were no such consultations with other accountants.



To the Audit Committee
Combined Penny Stock Fund, Inc.
January 6, 2005
Page Three


OTHER INFORMATION IN DOCUMENTS CONTAINING AUDITED FINANCIAL STATEMENTS

Generally accepted auditing standards require that we read any Registration Statement or other SEC Filing in order to determine whether there appear to be any material inconsistencies between the Registration Statement or other SEC Filing and the information contained in the financial statements that, as a result, might indicate a material misstatement of fact. We have reviewed the Annual Reports for Combined Penny Stock Fund, Inc. and noted no information which was materially inconsistent with the financial statements. We do not anticipate that the financial statements will be included in any other documents than the Annual Reports.

ILLEGAL ACTS OR FRAUD

During the course of our audit, we did not become aware of any illegal acts or fraud committed by management or its employees.

DIFFICULTIES ENCOUNTERED IN PERFORMING THE AUDIT

Pursuant to an examination of the Fund by the Securities and Exchange Commission
(SEC), the SEC has issued a letter to the Fund identifying various asserted deficiencies and violations of rules and regulations. The Fund has responded to the SEC and does not believe that the outcome of this matter will have a material impact on the Fund's financial condition or operations beyond the liquidation of its assets. However, the ultimate outcome of this matter is not determinable at this time.

We were informed by legal council as part of our audit that the Board of Directors determined after being advised by legal council that the Company was administratively dissolved, as a result of its failure to file its corporate report and pay annual fees as required by C.R.S 7-114-201. The effective date of the administrative dissolution was July 1, 2000. As a result of that administrative dissolution, the corporate existence of the Company continued but the corporation was not lawfully able to carry on business except such business as is appropriate to wind up and liquidate its business and affairs in accordance with applicable law. As a result, the Company changed its basis of accounting for the periods after 2002 from the going concern basis to the liquidation basis.

This information is intended solely for the use of the Audit Committee, Board of Directors and management of Combined Penny Stock Fund, Inc. and should not be used for any other purpose.

Sincerely,




Ehrhardt Keefe Steiner & Hottman PC